Gregory & Eldredge, LLC [letterhead]

INDEPENDENT AUDITORS' CONSENT

February 1, 2008

U.S. Securities and Exchange Commission

450 5th Street, N.W.

Washington, D.C. 20549

Re:

Consent to be named in the S-8 Registration Statement of Wizzard Software Corporation, a Colorado corporation (the ”Registrant”), to be filed on or about February 1, 2008, covering the registration and issuance of 200,000 shares of common stock to participants in the Company's 2008 Stock Option Plan.

Ladies and Gentlemen:

We hereby consent to the use of our audit report dated March 29, 2007, for the fiscal year ended December 31, 2006, that is contained in the Company's 10-KSB Annual Report for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on April 27, 2007 in the above referenced Registration Statement.  We also consent to the use of our name as experts in such Registration Statement.

/s/Gregory & Associates, LLC.

Gregory & Associates, LLC.

Certified Public Accountants